EXHIBIT 99.1

Contact:
Shelley Boxer
V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media:
Eric Boyriven/Jeannine Dowling
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
FOR ITS FISCAL 2011 FIRST QUARTER
- First Quarter Net Sales Rise 22.9% to $472.8 Million -
- First Quarter Diluted earnings per share increase 50% to $0.75 -

Melville, NY, January 6, 2011 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its first quarter ended November 27, 2010.

For the fiscal 2011 first quarter, net sales rose 22.9% to $472.8 million, compared with $384.8 million in the prior year period.  Operating income increased 51.2% in the fiscal 2011 first quarter to $77.2 million, or 16.3% of net sales, compared with $51.0 million, or 13.3% of net sales, in the prior year period. For the first quarter of fiscal 2011, the Company reported net income of $47.6 million, an increase of 51.4% over net income of $31.4 million in the first quarter of fiscal 2010.  Diluted earnings per share in the fiscal 2011 first quarter were $0.75 (based on 62.8 million diluted shares outstanding), compared to $0.50 (based on 62.7 million diluted shares outstanding) in the same period a year ago, an increase of 50.0%.

David Sandler, President and Chief Executive Officer said, “Our first quarter results reflect strong performance in a highly competitive environment. We made solid progress executing on our strategic investment program designed to capitalize on the unique opportunity we see to leverage our model and fuel further market share gains.  In addition, we recently completed the acquisition of Rutland Tool & Supply Co. (“Rutland”) which supports our growth strategy by further strengthening our presence in metalworking while also building out our presence in the Western U.S.”

Erik Gershwind, Executive Vice President and Chief Operating Officer, stated, “We saw excellent revenue growth in the first quarter against more challenging comparables, driven by strong market share gains, the resurgence of the U.S. manufacturing base and strong performance within our core customer base.  These factors more than offset some slowing in demand from government customers, who are feeling more financial restraints as their budgets remain under pressure.  Overall, we are encouraged by improving customer sentiment and the macro indicators in the market.”

Mr. Sandler concluded, “We are pleased with our progress in delivering on our strategic objectives of disproportionate revenue growth, generating significant operating leverage and investing for the future. We have never been more confident in our position to capitalize on the opportunities ahead of us.”

For the fiscal 2011 second quarter, the Company expects net sales to be between $466.0 million and $478.0 million, which includes approximately $6.0 million in sales from the recently completed acquisition of Rutland, and expects diluted earnings per share for the second quarter of fiscal 2011 to be between $0.66 and $0.70, which includes dilution of $0.03 from the Rutland acquisition, primarily arising from acquisition and integration costs.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 FIRST QUARTER RESULTS	Page - 2 -

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2011 first quarter, and to comment on current operations.  The call may be accessed via the Internet on the home page of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website through January 20, 2011.

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC employs one of the industry’s largest sales forces and distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 317,000 customers.  In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time.  MSC reaches its customers through a combination of approximately 22 million direct-mail catalogs, 96 branch sales offices, 986 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about the expected benefits of the acquisition shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, problems with successfully integrating acquired operations, current economic, political and social conditions, changing customer and product mixes, financial restrictions on outstanding borrowings, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.
(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 FIRST QUARTER RESULTS	Page - 3 -

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets

(In thousands)

	November 27, 2010	August 28, 2010
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$80,545	$121,191
Accounts receivable, net of allowance for doubtful accounts	225,488	221,013
Inventories	299,069	285,985
Prepaid expenses and other current assets	21,450	20,498
Deferred income taxes	25,854	27,849
Total current assets	652,406	676,536

Property, plant and equipment, net	142,878	143,609
Goodwill	271,765	271,765
Identifiable intangibles, net	46,992	48,751
Other assets	9,418	12,662
Total assets	$1,123,459	$1,153,323

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term notes payable	$18,818	$39,361
Accounts payable	79,066	81,220
Accrued liabilities	67,748	69,704
Total current liabilities	165,632	190,285
Deferred income taxes and tax uncertainties	64,796	63,158
Total liabilities	230,428	253,443
Commitments and Contingencies
Shareholders’ Equity:
Class A common stock	50	48
Class B common stock	17	18
Additional paid-in capital	402,594	378,315
Retained earnings	646,076	675,968
Accumulated other comprehensive loss	(2,547)	(2,660)
Class A treasury stock, at cost	(153,159)	(151,809)
Total shareholders’ equity	893,031	899,880
Total liabilities and shareholders’ equity	$1,123,459	$1,153,323

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 FIRST QUARTER RESULTS	Page - 4 -

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income

 (In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	November 27, 2010	November 28, 2009

Net sales	$472,827	$384,817
Cost of goods sold	255,134	209,118
Gross profit	217,693	175,699
Operating expenses	140,543	124,677
Income from operations	77,150	51,022
Other (Expense) Income:
Interest expense	(99)	(387)
Interest income	25	60
Other expense, net	(31)	(17)
Total other expense	(105)	(344)
Income before provision for income taxes	77,045	50,678
Provision for income taxes	29,485	19,258
Net income	$47,560	$31,420
Per Share Information:
Net income per common share:
Basic	$0.75	$0.50
Diluted	$0.75	$0.50
Weighted average shares used in computing net income per common share:
Basic	62,370	62,206
Diluted	62,795	62,727
Cash dividend declared per common share	$1.22	$0.20

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 FIRST QUARTER RESULTS	Page - 5 -

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Cash Flows

(In thousands)
(Unaudited)
	Thirteen Weeks Ended
	November 27, 2010	November 28, 2009
Cash Flows from Operating Activities:
Net income	$47,560	$31,420
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	7,073	6,577
Stock-based compensation	3,613	3,098
Loss on disposal of property, plant and equipment	1	--
Provision for doubtful accounts	698	799
Deferred income taxes and tax uncertainties	3,635	2,253
Excess tax benefits from stock-based compensation	(3,651)	(1,749)

Changes in operating assets and liabilities:
Accounts receivable	(5,097)	(13,220)
Inventories	(13,012)	3,393
Prepaid expenses and other current assets	(947)	2,471
Other assets	3,223	2,656
Accounts payable and accrued liabilities	(1,170)	9,129

Total adjustments	(5,634)	15,407

Net cash provided by operating activities	41,926	46,827

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(4,455)	(5,135)

Net cash used in investing activities	(4,455)	(5,135)

Cash Flows from Financing Activities:
Purchases of treasury stock	(1,865)	(1,064)
Payment of cash dividends	(77,229)	(12,595)
Excess tax benefits from stock-based compensation	3,651	1,749
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	694	632
Proceeds from exercise of Class A common stock options	17,161	7,491
Repayments of notes payable under the credit facility and other notes	(20,543)	(12,855)
Net cash used in financing activities	(78,131)	(16,642)

Effect of foreign exchange rate changes on cash and cash equivalents	14	(2)
Net (decrease) increase in cash and cash equivalents	(40,646)	25,048
Cash and cash equivalents – beginning of period	121,191	225,572
Cash and cash equivalents – end of period	$80,545	$250,620
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$2,994	$3,153
Cash paid for interest	$68	$344

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